Exhibit 99.1

External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Company Investor Relations/ Media Contact: Todd Waltz (408) 213-0940 investors@aemetis.com

Aemetis Reports Second Quarter 2026 Financial Results

Revenue Growth of 20%, Positive Gross Profit, and Increased Dairy RNG Production

•	Revenues of $62.7 million, an increase of 10.5 million or 20% over Q2 2025, with growth across California Ethanol and Dairy RNG segments and $8.6 million of Section 45Z tax credits
•	Operating income improved by $16.4 million compared to the second quarter of 2025
•	Net loss of $9.4 million improved by $14.0 million compared to the second quarter of 2025
•	Adjusted EBITDA of $9.7 million improved by $15.5 million compared to the second quarter 2025
•	Aemetis Biogas RNG sales volume grew 38% to 146,900 MMBtu, compared with 106,400 MMBtu in the second quarter of 2025
•	Ten digester cleanup skids have been received, and two biogas dairy digesters are expected to be commissioned in the third quarter

CUPERTINO, Calif. – August 6, 2026 - Aemetis, Inc. (NASDAQ: AMTX), a renewable natural gas and renewable fuels company focused on lower-cost and lower-emission products, today announced its financial results for the three and six months ended June 30, 2026.

“Revenues during the second quarter of 2026 were $62.7 million, including $8.6 million of production tax credits. These results reflect strong execution by our California Ethanol and Dairy Renewable Natural Gas, segments, with each segment contributing to a 20% year-over-year revenue increase,” said Todd Waltz, Chief Financial Officer of Aemetis.  “We posted gross profit of $13.5 million and operating income of $5.8 million in the quarter compared with a gross loss and operating loss in the same quarter last year, reflecting both operational improvement and the generation of Section 45Z Production Tax Credits. With seven fully approved LCFS provisional pathways averaging a negative 380 CI score, six more biogas pathways nearing approval and two additional dairy digesters expected to be commissions in the third quarter, we are poised to continue to grow biogas revenues.”

“We are pleased with the continued growth of Aemetis Biogas production, including the ramp up of volumes from our most recently completed dairy digester that processes waste from two dairies that became operational late last year,” said Eric McAfee, Chairman and CEO of Aemetis.  “Our focus on significantly improving cash flow from our California Ethanol segment is underway with the expansion of corn oil production and ongoing construction of the mechanical vapor recompression project, which uses on-site solar and local grid electricity to replace approximately 80% of the fossil natural gas used at the Keyes ethanol plant. The India Biodiesel subsidiary continues to lead the industry during a time of rapid growth and a renewed focus on biofuels by the India government.”

Today, Aemetis will host an earnings review call at 11:00 a.m. Pacific time (PT).

Live Participant Dial In (Toll Free): +1-888-506-0062 entry code 423338
Live Participant Dial In (International): +1-973-528-0011 entry code 423338

Webcast URL:  https://www.webcaster5.com/Webcast/Page/2211/54334

For details on the call, please visit http://www.aemetis.com/investors/conference-calls/

Financial Results for the Three Months Ended June 30, 2026

Revenues were $62.7 million during the second quarter of 2026, a 20% increase from $52.2 million for the second quarter of 2025. The Dairy RNG segment sold 146,900 MMBtu during the second quarter, an increase of 38% from 106,400 MMBtu during the same period of the prior year. The ethanol gallons sold were 12% higher at 15.5 million gallons during the second quarter of 2026 compared to 13.8 million gallons during the second quarter of 2025. Average ethanol selling price rose 9% from $2.01 to $2.19 per gallon during the two periods. Biodiesel sales fell to $2.5 million during the second quarter of 2026 reflecting a lack of new purchases by OMC customers in India. Section 45Z tax credit income was recognized as revenue of $2.1 million for Dairy RNG and $6.5 million for California Ethanol segments respectively during the second quarter of 2026.

Gross profit for the second quarter of 2026 was $13.5 million, which is a $17.0 million improvement compared to a gross loss of $3.4 million during the second quarter of 2025, reflecting the recognition of production tax credits in California Ethanol and RNG segments, and improved profitability in the California Ethanol segment from the lower delivered cost of corn of $6.07 per bushel compared to $6.42 per bushel and improved profitability in the Dairy RNG segment from increased RNG production, rising price of LCFS credits, and the seven approved LCFS provisional pathways.

Selling, general and administrative expenses increased by $423 thousand to $7.7 million during the second quarter of 2026 compared to $7.3 million during the same period in 2025, driven primarily from compensation incentives during the second quarter of 2026.

Operating income was $5.8 million for the second quarter of 2026, compared to operating loss of $10.7 million for the same period in 2025.

Interest expense, excluding accretion of Series A preferred units in the Aemetis Biogas LLC subsidiary, increased to $13.7 million during the second quarter of 2026 compared to $12.3 million during the second quarter of 2025. Additionally, Aemetis Biogas recognized $1.5 million of accretion of Series A preferred units during the second quarter of 2026 compared to $2.0 million during the second quarter of 2025.

Net loss was $9.4 million for the second quarter of 2026, compared to net loss of $23.4 million for the second quarter of 2025.

Adjusted EBITDA for the second quarter of 2026 was $9.7 million, compared with negative $5.8 million in the second quarter of 2025, an increase of $15.5 million. A reconciliation of Adjusted EBITDA to net loss is included in the supplemental tables that follow.

Cash at the end of the second quarter of 2026 was $1.0 million compared to $4.9 million at the close of the fourth quarter of 2025. Investments in capital projects related to carbon intensity reductions at the Keyes ethanol plant and construction of dairy digesters of $8.6 million for the second quarter of 2026.

Financial Results for the Six Months Ended June 30, 2026

Revenues were $117.3 million for the first half of 2026 compared to $95.1 million for the first half of 2025, with $12.6 million of production tax credit income was recognized as revenue during the first six months of 2026.

Gross profit for the first half of 2026 was $16.3 million compared to a gross loss of $8.4 million during the first half of 2025.

Selling, general and administrative expenses were $16.8 million during the first half of 2026 compared to $17.8 million during the first half of 2025.

Operating loss was $0.6 million for the first half of 2026 compared to $26.2 million for the first half of 2025.

Interest expense was $28.0 million during the first half of 2026, excluding accretion and other expenses of Series A preferred units in our Aemetis Biogas LLC subsidiary, compared to interest expense of $26.0 million during the first half of 2025. Additionally, our Aemetis Biogas LLC subsidiary recognized $3.1 million of accretion and other expenses in connection with preference payments on its preferred units during the first half of 2026 compared to $4.3 million during the first half of 2025.

Net loss for the first half of 2026 was $31.1 million, an improvement from a net loss of $47.9 million during the same period of 2025.

Investments in capital projects of $15.1 million were made during the first half of 2026, comprised of investments in capital projects related to California Ethanol of $8.9 million and to Aemetis Biogas of $5.7 million.

Capital Structure and Financing Update

The Company is pursuing a multi-track financing plan to address near-term obligations and fund continued growth across its operating platform. Financing initiatives currently underway include advanced preparation for a potential long-term financing of the Keyes ethanol plant; ongoing financing efforts to support the continued Dairy RNG digester buildout; and continued progress toward a potential initial public offering of the Company's India subsidiary, Universal Biofuels Private Limited, for which the Company has retained legal, accounting, and IPO advisors. The MVR upgrade at Keyes is expected to become operational in 2026.

About Aemetis

Headquartered in Cupertino, California, Aemetis is a diversified renewable natural gas and biofuels company focused on the development and operation of innovative technologies that lower energy costs and reduce emissions. Founded in 2006, Aemetis is operating and expanding a California biogas digester network and pipeline system to convert dairy waste gas into Renewable Natural Gas. Aemetis owns and operates a 65 million gallon per year ethanol production facility in California’s Central Valley near Modesto that supplies about 80 dairies with animal feed. Aemetis owns and operates an 80 million gallon per year production facility on the East Coast of India producing high-quality biodiesel and refined glycerin. To utilize the byproducts from ethanol production, Aemetis is developing a sustainable aviation fuel plant and a CO2 sequestration project in California. For additional information about Aemetis, please visit www.aemetis.com.

Non-GAAP Financial Information

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) plus (to the extent deducted in calculating such net income) interest and amortization expense, bad debt expense, income tax expense or benefit, accretion of Series A preferred unit expense, stock issued for services, monetized investment tax credits, loss on sale of assets, depreciation and amortization expense, and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results, budgeting, and planning purposes. EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison between companies.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions, or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, statements relating to our five-year growth plan; trends in market conditions with respect to prices for inputs for our products versus prices for our products; our ability to fund, develop, build, maintain and operate digesters, facilities and pipelines for our Dairy Renewable Natural Gas segment; our ability to fund, develop and operate our Sustainable Aviation Fuel, Renewable Diesel, and Carbon Capture and Sequestration projects, including obtaining required permits; our ability to refinance existing debt; our intention to repurchase the Series A preferred units relating to our Aemetis Biogas subsidiary; and our ability to raise additional equity capital or debt. Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “view,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filed documents. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

AEMETIS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2026	2025	2026	2025

Revenues	$62,700	$52,243	$117,319	$95,129
Cost of goods sold	49,185	55,598	101,048	103,564
Gross profit (loss)	13,515	(3,355)	16,271	(8,435)

Selling, general and administrative expenses	7,742	7,319	16,833	17,794
Operating income (loss)	5,773	(10,674)	(562)	(26,229)

Other expense (income):
Interest expense
Interest rate expense	13,310	11,235	25,713	22,253
Debt related fees and amortization expense	355	1,095	2,326	3,770
Accretion and other expenses of Series A preferred units	1,509	2,032	3,122	4,311
Total interest expense	15,174	14,362	31,161	30,334
Other income	(34)	(1,112)	(512)	(1,327)
Other expense (income), net	15,140	13,250	30,649	29,007

Loss before income taxes	(9,367)	(23,924)	(31,211)	(55,236)
Income tax benefit	-	(529)	(131)	(7,312)
Net loss	$(9,367)	$(23,395)	$(31,080)	$(47,924)

Net loss per common share
Basic	$(0.13)	$(0.41)	$(0.45)	$(0.87)
Diluted	$(0.13)	$(0.41)	$(0.45)	$(0.87)

Weighted average shares outstanding
Basic	70,885	57,676	68,855	55,144
Diluted	70,885	57,676	68,855	55,144

AEMETIS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	June 30, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$973	$4,894
Accounts receivable	2,315	484
Inventories	13,636	11,627
Prepaid and other current assets	16,071	9,865
Total current assets	32,995	26,870

Property, plant and equipment, net	242,828	219,717
Other assets	13,356	13,254
Total assets	$289,179	$259,841

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$31,291	$23,418
Current portion of long term debt	303,415	279,143
Short term borrowings	50,761	38,726
Other current liabilities	29,563	29,971
Total current liabilities	415,030	371,258

Total long term liabilities	196,256	195,414

Stockholders' deficit:
Common stock	72	66
Additional paid-in capital	357,198	340,402
Accumulated deficit	(671,023)	(639,943)
Accumulated other comprehensive loss	(8,354)	(7,356)
Total stockholders' deficit	(322,107)	(306,831)
Total liabilities and stockholders' deficit	$289,179	$259,841

AEMETIS, INC.
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME/(LOSS)
(unaudited, in thousands)

	For the three months ended June 30,		For the six months ended June 30,
EBITDA Calculation	2026	2025	2026	2025

Net loss	$(9,367)	$(23,395)	$(31,080)	$(47,924)
Adjustments
Interest and amortization expense	13,665	12,341	28,039	26,046
Depreciation and amortization expense	2,545	2,350	5,080	4,708
Accretion of Series A preferred units	1,509	2,032	3,122	4,311
Share-based compensation	1,121	1,433	2,825	3,741
Stock issued for services	-	-	50	-
Bad debt expense	87	-	363	-
Loss on sale/disposal of assets	106	-	108	-
Income tax benefit	-	(529)	(131)	(7,312)
Total adjustments	19,033	17,627	39,456	31,494

Adjusted EBITDA	$9,666	$(5,768)	$8,376	$(16,430)

AEMETIS, INC.
PRODUCTION AND PRICE PERFORMANCE
(unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2026	2025	2026	2025

California Ethanol
Ethanol
Gallons sold (in millions)	15.5	13.8	29.3	27.9
Average sales price/gallon	2.19	2.01	2.09	2.00
Percent of nameplate capacity	113%	100%	106%	102%
WDG
Tons sold (in thousands)	106.8	91.0	197.7	184.1
Average sales price/ton	$91	$86	$88	$86
Delivered Cost of Corn
Bushels ground (in millions)	5.4	4.7	10.1	9.4
Average delivered cost / bushel	$6.07	$6.42	$6.00	$6.53

California Dairy Renewable Natural Gas
Renewable Natural Gas
MMBtu sold (in thousands)	146.9	106.4	256.4	177.3
Average price per MMBtu	$1.51	$2.75	$1.71	$3.11
RINs
RINs sold (in thousands)	1,262.1	763.6	2,063.4	1,151.8
Average price per RIN	$2.54	$2.60	$2.49	$2.61
LCFS
LCFS credits sold (in thousands)	27.5	14.0	57.7	30.0
Average price per LCFS credit	$66	$55	$60	$64

India Biodiesel
Biodiesel
Metric tons sold (in thousands)	1.4	9.4	10.5	9.4
Average Sales Price/Metric ton	$1,038	$1,010	$1,037	$1,010
Percent of Nameplate Capacity	3.6%	25.2%	14.1%	12.6%
Refined Glycerin
Metric tons sold (in thousands)	0.7	0.1	1.5	0.1
Average Sales Price/Metric ton	$1,541	$879	$1,391	$879